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                                                                    EXHIBIT 99.2


SOUTHFIRST BANCSHARES, INC. ANNOUNCES SUPERVISORY AGREEMENT BETWEEN FIRST FEDERAL OF THE SOUTH AND THE OFFICE OF THRIFT SUPERVISION

SYLACAUGA, Ala.--(Business Wire)--March 29, 2002--SouthFirst Bancshares, Inc. (AMEX: SZB - news; the "Company") announced that First Federal of the South, a federally chartered stock savings association (the "Bank") and wholly owned subsidiary of the Company, has entered into a Supervisory Agreement (the "Supervisory Agreement") with the Office of Thrift Supervision (the "OTS"). The Supervisory Agreement was executed on March 22, 2002 (the "Effective Date") and formalizes the current understandings of both the Bank and the OTS of the actions that the Bank and the Board must undertake to comply with the requirements of the OTS. The Bank and the Board must take the actions required by the Supervisory Agreement within 60 days of the Effective Date and furnish copies of all applicable policies, procedures or programs to the Regional Director of the OTS (the "Regional Director") within 30 days after adoption by the Board.

Under the Supervisory Agreement, the Board shall, among other things, develop, adopt and implement: (i) policies and procedures establishing clear lines of authority, responsibility and reporting within the organizational structures of both the Bank and the Pension and Benefit Trust Company ("PBTC"), (ii) a compliance program to ensure PBTC complies with the laws and regulations applicable to and governing the retirement services industry and the operations of PBTC, (iii) policies and procedures requiring Management to produce a "large items" report for all deposit account activity, and (iv) an appropriate risk identification and management system for PBTC and other specific corrective actions for certain areas of PBTC.

Additionally, before beginning any new types of lending activities or increasing the amounts of existing construction lending activities, the Board shall ensure that appropriate policies and procedures have been developed, adopted and implemented to govern such lending activities, consistent with OTS guidance. The Supervisory Agreement also requires the Board to develop, adopt and implement, an ongoing internal audit and controls program for the Bank and PBTC.

The Supervisory Agreement generally addresses the Bank's asset quality. Pursuant to the terms and conditions of the Supervisory Agreement, the Board shall review the Bank's construction and speculative construction loan portfolios and establish limits on such loans in compliance with federal regulations. Limits shall be established as follows: (i) by borrower, (ii) by loan type (speculative versus pre-sold), (iii) by subdivision or development, and (iv) by metropolitan area. The Board shall establish written policies and procedures requiring basic credit analyses to be performed on all borrowers prior to the making of loans or extension of credit. Additionally, the OTS revoked the expanded, loans-to-one-borrower lending authority originally granted by the OTS on July 26, 1994.

The Supervisory Agreement requires the Bank to develop, adopt and implement policies and procedures necessary to comply with lending limitations and restrictions applicable to loans to one borrower. These policies and procedures shall require certifications from all borrowers to whom loans are made in an amount more than the greater of $500,000 or 5% of the Bank's capital and surplus, identifying the persons, entities and interests of such borrower.



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The Company agrees with the OTS that the foregoing measures will assist the Bank in better monitoring its internal audit and control functions, management of the Bank, asset quality and transactions with affiliates and insiders. The Company, the Bank and the Board will work closely with the OTS to implement the Supervisory Agreement. The Board agrees to make all additional changes to policies and procedures required by the Regional Director within ten days of receipt of such written direction from the Regional Director.

The Bank is a well-capitalized institution and the Supervisory Agreement does not result in any interruption of the Bank's day-to-day operations. The Supervisory Agreement will remain in place until modified, terminated or suspended by the OTS. A failure to comply with the Supervisory Agreement could result in the initiation of a formal enforcement action by the OTS, including the imposition of civil money penalties.

The foregoing information does not purport to be complete and is qualified in its entirety by reference to the Supervisory Agreement attached as an Exhibit to the Company's Form 8-K dated March 29, 2002.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Contact:
         SouthFirst Bancshares, Inc.
         Joe K. McArthur, Chief Executive Officer or
         Sandra H. Stephens, Executive VP/Chief Operating Officer,
         (256) 245-4365